TEMPUR SEALY INTERNATIONAL, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

(Employment Agreement)

2023 Performance Restricted Stock Unit Award Agreement
[Grant Name]

This Performance Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Grant Date (as defined below), is between Tempur Sealy International, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below (the “Recipient”).

Recipient:	________________________________________

Number of Target Shares in Award:	___________________

Date of Award (the “Grant Date”):	__________ __, 2023

Designated Period:	The one (1) year period commencing January 1, 2023 and ending December 31, 2023

1.    Award of Performance Restricted Stock Units. Pursuant and subject to the Company’s Amended and Restated 2013 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants the Recipient an award (the “Award”) for ______ performance restricted stock units (“PRSUs”), each constituting the right on the terms and conditions set forth herein to a share of the Company’s common stock, par value $0.01 per share (the “Target Shares”), subject to upward or downward adjustment upon the determination of a Final Award (as defined in Section 3 below) (such Target Shares, as so adjusted, the “Shares”).

2.    Rights of PRSUs and Target Shares. If the Company declares and pays a dividend or other distribution with respect to the outstanding Common Stock (collectively “Stock Payments”) at or before the issuance of the Shares to the Recipient pursuant to Section 5(d), then the Company shall pay to the Recipient, at the time it delivers the Shares pursuant to Section 5(d) (the “Delivered Shares”), the Stock Payments that would have been paid on the Delivered Shares had they been outstanding at the time the Stock Payments were made. In no event will any Stock Payment be paid to the Recipient prior to delivery of Delivered Shares, and if the Performance Restricted Stock Units do not vest for any reason then no Stock Payments will ever be paid with respect thereto and all rights thereto will be forfeited. Except for the contingent rights described in the preceding sentence, unless and until the vesting conditions of the Award have been satisfied and the Recipient has received the shares of Stock in accordance with the terms and conditions described herein, the Recipient shall have none of the attributes of ownership with respect to such shares of Stock.

3.    Determination of Final Award.

(a)    The Target Shares ultimately issued by the Company pursuant to the Award shall be subject to adjustment according to the Company’s achievement (“Performance”) of the Performance Metrics for the Award and compliance with the provisions and rules set forth on Appendix A attached hereto (the “Performance Metrics”) and incorporated herein by this reference (the Award as so adjusted, “Final Award”).

(b)    Within sixty (60) days after the end of the Designated Period, the Compensation Committee shall determine and certify in writing (a) whether and to what extent the Performance Metrics have been achieved and (b) based on such Performance, the number of Shares to be issued to Recipient as the Final Award (with the date of such determination referred to as the “Determination Date”).

4.    Vesting Period and Rights; Taxes; and Filings.

(a)    Vesting Period and Rights. The Final Award, if any, will vest in three equal installments after determination of the Final Award on the following dates (each a “Vesting Date”), unless the Final Award terminates or vests earlier in accordance with Section 5 or 6 hereof.

Scheduled Vesting Date	Amount Vested, if any
January 4, 2025	1/3 of Final Award
January 4, 2026	1/3 of Final Award
January 4, 2027 (the “Final Vest Date”)	1/3 of Final Award

Subject to the provisions of Sections 5 and 6 below, any vesting is subject to the Recipient continuing to be employed by the Company or an Affiliate of the Company on the applicable Vesting Date. Any portion of the Final Award that has vested as described above is referred to herein as “Vested PRSUs”.

(b)    Taxes. The Recipient is required to provide sufficient funds to pay all withholding taxes. Pursuant to the Plan, the Company shall have the right to require the Recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) attributable any Award awarded under this Agreement, including without limitation, the award or lapsing of stock restrictions on such Award. The obligations of the Company under this Agreement shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Recipient. However, in such cases Recipient may elect, subject to any reasonable administrative procedures for timely compliance established by the Compensation Committee, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold a portion of the Shares to be issued under the Award to satisfy the Recipient’s tax obligations. The Recipient may only elect to have Shares withheld having a Market Value on the date the tax is to be determined equal to at least the minimum statutory total withholding taxes arising upon the vesting of any Shares. If the Recipient has not submitted an election on or before the thirtieth (30) day prior to a Vesting Date, Recipient shall be deemed to have elected to have shares withheld from the Shares to be issued under the Award to satisfy the Recipient’s tax obligation in an amount equal to the minimum statutory total withholding taxes. All elections shall be irrevocable, made in writing, signed by the Recipient, and shall be subject to any restrictions or limitations that the Compensation Committee deems appropriate.

(c)    Filings. The Recipient is responsible for any filings required under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

5.    Termination of Employment.

(a)    During Designated Period or Before Determination Date. If the Recipient’s employment with the Company or an Affiliate of the Company terminates at any time during the Designated Period or prior to the Determination Date, including because the Recipient’s employer ceases to be an Affiliate, the right to the Shares and the Final Award shall be as follows, subject to the terms of the Employment Agreement:

i.Death. If the Recipient dies at any time during the Designated Period or before the Determination Date, the PRSUs granted hereunder will vest immediately and the person or persons to whom the Recipient’s rights shall pass by will or the laws of descent and distribution shall be entitled to receive Shares equal to the number of Target Shares granted to the Recipient pursuant to this Award in lieu of any claim to the Final Shares (if any).

ii.Long-Term Disability. If the Company or an Affiliate of the Company terminates the Recipient’s employment as a result of long-term disability (within the meaning of Section 409A of the Code) at any time during the Designated Period or before the Determination Date, the PRSUs granted hereunder will vest immediately and Recipient shall be entitled to receive Shares equal to the number of Target Shares granted to the Recipient pursuant to this Award in lieu of any claim to the Final Shares (if any).

iii.By the Company or By the Recipient. If at any time during the Designated Period or before the Determination Date: (A) the Recipient ceases to be an employee of the Company or an Affiliate of the Company due to the Recipient’s termination by the Company or such Affiliate for any reason other than as provided in Section 5(a)(ii) or (B) if the Recipient resigns or otherwise terminates his or her employment for any reason, then the Recipient’s right to the PRSUs and the Shares issuable thereunder shall be forfeited, no Shares shall be issued and the PRSUs shall be cancelled.

(b)    On or After the Determination Date. If the Recipient’s employment with the Company or an Affiliate of the Company terminates on or after the Determination Date but prior to the Final Vest Date, including because the Recipient’s employer ceases to be an Affiliate, the right to the Final Award and the Shares shall be as follows, subject to the terms of the Employment Agreement:

i.Death. If the Recipient dies, the unvested PRSUs relating to the Final Award granted hereunder will vest immediately and the person or persons to whom the Recipient’s rights shall pass by will or the laws of descent and distribution shall be entitled to receive all of the Shares with respect thereto.

ii.Long-Term Disability. If the Company or an Affiliate of the Company terminates the Recipient’s employment as a result of long-term disability (within the meaning of Section 409A of the Code), the unvested PRSUs relating to the Final Award granted hereunder will vest immediately and Recipient shall be entitled to receive all of the Shares with respect thereto.

iii.By the Company or By the Recipient. If the Recipient ceases to be an employee of the Company or an Affiliate of the Company due to the Recipient’s termination by the Company or such Affiliate for any reason other than as provided in Section 5(b)(ii) or if the Recipient resigns or otherwise terminates his or her employment for any reason other than for an Approved Retirement, the Recipient’s right to the unvested PRSUs relating to the Final Award and the Shares issuable thereunder shall be forfeited, no Shares shall be issued and the unvested Performance Restricted Stock Units shall be cancelled. The term “Approved Retirement” is defined below.

iv.Approved Retirement. In the event of the Recipient’s Approved Retirement, the Compensation Committee (or any person delegated authority to act on its behalf in respect of the matter) may at its discretion consent to the continued vesting in accordance with Section 4 hereof (notwithstanding such Approved Retirement) until the third anniversary of the date of such Approved Retirement of all or part of the unvested PRSUs relating to the Final Award on such date, in which case Recipient’s right to the unvested PRSUs relating to the Final Award and the Shares issuable thereunder that would not vest upon or prior to such anniversary shall be forfeited, no Shares shall be issued and the unvested Performance Restricted Stock Units shall be cancelled at the time of such Approved Retirement. Notwithstanding the foregoing, no continued vesting shall occur, no Shares shall be issued and all of Recipient’s rights to the unvested PRSUs relating to the Final Award and related Shares issuable thereunder shall be forfeited, expire and terminate at the time of such Approved Retirement unless (i) the Company shall have received a release of all claims from the Recipient (a “Release and Waiver”) (and said Release and Waiver shall have become irrevocable in accordance with its terms) prior to the next applicable Vesting Date (or if earlier, the deadline established in the form of Release and Waiver delivered by the Company to Recipient for execution) and (ii) the Recipient shall have complied with the covenants set forth in Section 11 of this Agreement. If and to the extent the Compensation Committee shall for any reason decline to consent to continued vesting on the Recipient’s Approved Retirement, then the provisions of subsection 5(b)(iii) above shall instead apply.

(c)    Definitions. As used in this Agreement:

i.“Approved Retirement” shall mean any Retirement or retirement of the Recipient the Compensation Committee determines in its sole discretion shall be treated as an “Approved Retirement” for purposes of this Agreement;

ii.“Change of Control” shall have the meaning set forth in the Plan, provided, that no event or transaction shall constitute a Change of Control for purposes of this Agreement unless it also qualifies as a change of control for purposes of Section 409A of the Code;

iii.“Employee”, “employment”, “termination of employment” and “cease to be employed,” and other words or phrases of similar import, shall mean the continued provision of substantial services to the Company or any of its Affiliates (or the cessation or termination of such services) whether as an employee, consultant or director; and

iv.“Employment Agreement” shall mean the Employment and Non-Competition Agreement between the Company and Employee, as amended and in effect from time to time;

v.“For Cause” shall have the meaning assigned to such term in the Employment Agreement;

vi.“Good Reason” shall have the meaning assigned to such term in the Employment Agreement; and

vii.“Retirement” have the meaning assigned to such term in the Employment Agreement, if any.

(d)    Payment. In all cases, payment (i.e., issuance of the Shares and payment of any applicable Stock Payments as provided in Section 2) with respect to any Vested PRSUs shall be made promptly and, in any event, within twenty (20) business days following the applicable Vesting Date or the date of any accelerated vesting as described in Sections 5(a)(i) or (ii) or Sections 5(b)(i) or (ii) above. For this purpose, PRSUs of the Final Award continuing to vest on account of an Approved Retirement, shall continue to vest as provided above only if the Company has received the required Release and Waiver, but delivery of the Shares and payment of any applicable Stock Payments as provided in Section 2 on or after the next applicable Vesting Date pursuant to this subsection 5(d) shall not obviate the need to comply with the covenants contained in Section 11 until the Covenant Termination Date (as defined in Section 11) in order to retain the Shares then delivered.

6.    Change of Control Provisions.

(a)    If a Change of Control occurs, the provisions of Section 9(b) of the Plan shall apply, except that for purposes of such provisions the terms “For Cause” and “Good Reason” shall have the meanings set forth in this Agreement.

(b)    The Company (or any successor organization) may require the Recipient to enter into a performance restricted stock unit award agreement that replaces this Agreement and reflects the terms described above.

7.    Other Provisions.

(a)    This Award of Performance Restricted Stock Units does not give the Recipient any right to continue to be employed by the Company or any of its Affiliates, or limit, in any way, the right of the Company or its Affiliates to terminate the Recipient’s employment, at any time, for any reason not specifically prohibited by law.

(b)    The Company is not liable for the non-issuance or non-transfer, nor for any delay in the issuance or transfer of any shares of common stock due to the Recipient upon the Vesting Date (or, if vesting of the Performance Restricted Stock Units is accelerated pursuant to Section 5 or 6, such earlier date) with respect to vested Performance Restricted Stock Units which results from the inability of the Company to obtain, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of common stock of the Company if counsel for the Company deems such authority necessary for the lawful issuance or transfer of any such shares. Acceptance of this Award constitutes the Recipient’s agreement that the shares of common stock subsequently acquired hereunder, if any, will not be sold or otherwise disposed of by the Recipient in violation of any applicable securities laws or regulations.

(c)    The Award, the Performance Restricted Stock Units and entitlement to the Shares are subject to this Agreement and Recipient’s acceptance hereof shall constitute the Recipient’s agreement to any administrative regulations of the Compensation Committee of the Board. In the event of any inconsistency between this Agreement and the provisions of the Plan, the provisions of the Plan shall prevail.

(d)    All decisions of the Compensation Committee upon any questions arising under the Plan or under these terms and conditions shall be conclusive and binding, including, without limitation, those decisions and determinations to adjust the Performance Restricted Stock Units made by the Compensation Committee pursuant to the authority granted under Section 8.4(d) of the Plan.

(e)    Except as provided in Section 6.4 of the Plan, no right hereunder related to the Award or these Performance Restricted Stock Units and no rights hereunder to the underlying Shares shall be transferable (except by will or the laws of descent and distribution) until such time, if ever, that the Shares are earned and delivered.

8.    Incorporation of Plan Terms. This Award is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to Section 8 of the Plan, “Adjustment Provisions”, and the limitations on the Company's obligation to deliver Shares upon vesting set forth in Section 10 of the Plan, “Settlement of Awards”. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Plan shall control.

9.    Miscellaneous.

(a)    This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Recipient.

(b)    This Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.

(c)    If any one or more of the provisions contained in this Agreement is deemed illegal or unenforceable, such provision: (a) will be construed in a manner to enable it to be enforced to the extent permitted by applicable law; and (b) will not affect the validity and enforceability of any legal and enforceable provision hereof.

10.    Tax Consequences.

(a)    The Company makes no representation or warranty as to the tax treatment of this Award, including upon the issuance of the Shares or upon the Recipient’s sale or other disposition of the Shares. The Recipient should rely on his or her own tax advisors for such advice. Notwithstanding the foregoing, the Recipient and the Company hereby acknowledge that both the Recipient and the Company may be subject to certain obligations for tax withholdings, social security taxes and other applicable taxes associated with the vesting of the Performance Restricted Stock Units or the Shares by the Recipient pursuant to this Agreement. The Recipient hereby affirmatively consents to the transfer between his or her employer and the Company of any and all personal information necessary for the Company and his or her employer to comply with its obligations.

(b)    All amounts earned and paid pursuant to this Agreement are intended to be paid in compliance with, or on a basis exempt from, Section 409A of the Code. This Agreement, and all terms and conditions used herein, shall be interpreted and construed consistent with that intent. However, the Company does not warrant all such payments will be exempt from, or paid in compliance with, Section 409A. The Recipient bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

11.    Certain Remedies.

(a)    If at any time prior to the later of (y) the last day of the two (2) year period after termination of the Recipient’s employment with the Company and its Affiliates and (z) the last Vesting Date (the later of such days being the “Covenant Termination Date”), any of the following occur:

i.the Recipient unreasonably refuses to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;

ii.the Recipient accepts employment or a consulting or advisory engagement with (A) any Competitive Enterprise (as defined in Section 11(c)) of the Company or its Affiliates, or (B) any Significant Retailer (as defined in Section 11(d)), or the Recipient otherwise engages in competition with the Company or its Affiliates;

iii.the Recipient acts against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting the Recipient’s new employer to recruit or employ, an employee of the Company or any Affiliate without the Company’s written consent;

iv.the Recipient fails to protect and safeguard while in his or her possession or control, or surrender to the Company upon termination of the Recipient’s employment with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by the Recipient;

v.the Recipient solicits or encourages any person or enterprise with which the Recipient has had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them;

vi.the Recipient takes any action or makes any statement, written or oral, that disparages the business, products, services or management of Company or its Affiliates, or any of their respective directors, officers, agents, or employees, or the Recipient takes any action that is intended to, or that does in fact, damage the business or reputation of the Company or its Affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its Affiliates; or

vii.the Recipient breaches any confidentiality obligations the Recipient has to the Company or an Affiliate, the Recipient fails to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, the Recipient uses confidential information of the Company or its Affiliates for his or her own benefit or gain, or the Recipient discloses or otherwise misuses confidential information or materials of the Company or its Affiliates (except as required by applicable law); then

1.this Award shall terminate and be cancelled effective as of the date on which the Recipient entered into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Agreement or the Plan;
2.any Shares acquired and held by the Recipient pursuant to the Award during the Applicable Period (as defined below) may be repurchased by the Company at a purchase price of $0.01 per share; and
3.any after-tax proceeds realized by the Recipient from the sale of Shares acquired through the Award during the Applicable Period or realized from the receipt of Stock Payments pursuant to Section 2 shall be paid by the Recipient to the Company.

(b)    The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one (1) year prior to the Recipient’s termination of employment with the Company or any Affiliate and ending on the Covenant Termination Date.

(c)    The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products. Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix B hereto, which may be amended by the Company from time to time upon notice to the Recipient. At any time the Recipient may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise. Such determination will be made within fourteen (14) days after the receipt of sufficient information from the Recipient about the enterprise, and the determination will be valid for a period of ninety (90) days from the date of determination.

(d)    The term “Significant Retailer” means those retailers identified in Appendix B hereto under the heading “RETAILERS.” The Recipient acknowledges that the Significant Retailers may now or in the future compete directly or indirectly with the Company, and that, whether or not a Significant Retailer competes directly with the Company, the Recipient because of his or her knowledge of the industry and his or her knowledge of confidential information about the Company’s commercial relationships with many large retailers, including one or more of the Significant Retailers, could damage the Company’s competitive position and business if he worked with a Significant Retailer in any of the capacities described above.

12.    Right of Set Off. By executing this Agreement, the Recipient consents to a deduction from any amounts the Company or any Affiliate owes the Recipient from time to time, to the extent of the amounts the Recipient owes the Company under Section 11 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to the Recipient to the extent that the exercise of such set-off right would violate any applicable law. If the Company does not recover by means of set-off the full amount the Recipient owes the Company, calculated as set forth above, the Recipient agrees to pay immediately the unpaid balance to the Company upon the Company’s demand.

13.    Nature of Remedies.

(a)    The remedies set forth in Sections 11 and 12 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative. The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.

(b)    The Company shall be entitled to place a legend on any certificate evidencing any Shares acquired upon vesting of this Award referring to the repurchase right set forth in Section 11(a) above. The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 11(a) has occurred or is reasonably likely to occur.

14.    Clawback Policy. The Recipient acknowledges receipt of a copy of the Company’s Clawback Policy, and acknowledges and agrees that all shares of common stock issued under this Agreement will be subject to the Clawback Policy or any amended version thereof and any other clawback policy adopted by the Board of Directors of the Company, in each case to the extent the Clawback Policy or any other clawback policy applies by its terms to the Recipient. By accepting this Award, the Recipient agrees that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to the Clawback Policy or any such other clawback policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from the Recipient’s accounts, or pending or future compensation or Awards.

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In Witness Whereof, the parties have executed this Performance Restricted Stock Unit Award Agreement as a sealed instrument as of the date first above written.

TEMPUR SEALY INTERNATIONAL, INC.

By:
Name:	Bhaskar Rao
Title:	Executive Vice President and Chief Financial Officer

RECIPIENT

Recipient signature

[Name]
Name of Recipient